Exhibit 99.1

3102 Oak Lawn Ave., Suite 215
Dallas, TX 75219
Phone (214) 525-7700
Fax (214) 525-7750

        News Release

Contact:

Jeffrey T. Hinson

FOR IMMEDIATE RELEASE

Phone:	(214) 525-7700	May 15, 2003

HISPANIC BROADCASTING ANNOUNCES

FIRST QUARTER OPERATING RESULTS

DALLAS, TEXAS — Hispanic Broadcasting Corporation (the “Company”) (NYSE: HSP) today announced operating performance for the first quarter ended March 31, 2003.  For the three months ended March 31, 2003, net revenues increased 8.7% to $56.5 million and EBITDA1 decreased 36.3% to $9.0 million compared to the same period of 2002.  First quarter operating results included $0.8 million of expenses relating to the previously announced merger between the Company and Univision Communications Inc. (“Univision”).  Net income totaled $3.1 million or $0.03 per share for the three months ended March 31, 2003, compared to net income of $6.9 million or $0.06 per share in the same period of 2002.  Excluding the merger expenses for the first quarter ended March 31, 2003, EBITDA would have decreased 30.6% to $9.8 million and net income would have totaled $4.0 million or $0.04 per share.

Net revenues increased for the three months ended March 31, 2003 compared to the same period in 2002 primarily because of (a) revenues from start-up stations acquired or reformatted in 2001 and 2002, which represent an increase of $2.0 million, and (b) revenue growth in New York, Miami, San Diego, Dallas, Chicago and Houston from stations that were not considered start-ups, which represent an increase of $2.1 million.  The revenue growth was partially offset by a revenue decline on the San Francisco station that was not considered a start-up, which represents a decrease of $0.6 million.

For the three months ended March 31, 2003, operating expenses increased 19.6% to $42.4 million. Operating expenses increased because of (a) $2.9 million of expense for start-up stations acquired or reformatted in 2001 or 2002, (b) $0.2 million of expense for a time brokerage agreement in Chicago related to WVIV(FM), (c) $0.6 million mostly from the collection of an account receivable in 2002, which was previously written off, (d) a $1.1 million increase in wages, salaries and benefits for programming and talent costs in Los Angeles and New York, (e) wages, salaries and benefits related to radio stations in San

Antonio and Dallas, which represent an increase of $0.8 million, and (f) group insurance in various markets, which represent an increase of $0.5 million.

Corporate expenses increased 80.6% to $4.3 million (excluding merger expenses of $0.8 million) for the three months ended March 31, 2003.   Corporate expenses increased because of (a) $1.2 million in legal and professional fees unrelated to the pending merger, and (b) $0.2 million in wages, salaries and benefits associated with the corporate office.

The Company incurred merger expenses of $0.8 million for the three months ended March 31, 2003, related to the pending merger with Univision.

Interest income (expense), net decreased $0.2 million when compared to the three months ended March 31, 2003 to the same period in 2002.  The decrease for the three months ended March 31, 2003 compared to the same period in 2002 was due to cash and cash equivalents and interest rates being higher in 2002 than in 2003.

Federal and state income taxes are being provided at an effective rate of 45.0% and 39.2% for the three months ended March 31, 2003 and 2002, respectively.  The increase in the effective rate is due to merger expenses incurred and projected in 2003 which are not deductible for tax purposes.

The following pro forma financial data excludes the merger expenses and their related income tax effect (in thousands except per share data):

	Three Months Ended
	March 31,
			%
	2003	2002	Change

EBITDA	$9,825	$14,166	(30.6)
Net income	$3,990	$6,926	(42.4)
Net income per common share:
Basic and diluted	$0.04	$0.06	(33.3)

Acquisitions:

Since January 1, 2003, the Company announced station acquisitions in Puerto Rico, Chicago, Sacramento, and Austin totaling approximately $138 million.  These acquisitions are expected to close during the second and third quarters of this year.  The Company intends to use its cash on hand and bank borrowings to finance the acquisitions.

Second Quarter 2003 Business Outlook:

The Company anticipates that second quarter net revenue will grow 7% to 10%, when compared to the same period in 2002, to approximate $73.4 to $75.4 million.  Second quarter operating results will reflect operating losses associated with new start-up stations that were not operated in the second quarter of last year.  Excluding approximately $13 million in merger costs, EBITDA is anticipated to range from $23 to $24 million.

On June 12, 2002, the Company announced its agreement to merge with Univision.  Univision will acquire the Company in an all-stock transaction.  In the merger, each share of the Company’s common stock will be exchanged for a fixed 0.85 shares of Univision Class A common stock.  The boards of directors of both companies approved the merger, the stockholders of each company have voted in favor of the merger, and the United States Department of Justice, Univision and the Company reached an agreement regarding the merger.  Approval of the merger by the Federal Communications Commission (“FCC”) is pending and the merger is subject to customary closing conditions.  The Company anticipates receiving FCC approval in the second quarter of this year and closing the merger shortly thereafter.

Hispanic Broadcasting Corporation, the largest Spanish-language radio broadcaster in the United States, currently owns and/or operates 64 radio stations in sixteen of the top twenty-five U.S. Hispanic markets.  The Company also owns and operates a network of Hispanic community-focused bilingual web sites found at www.netmio.com.

This news announcement contains certain forward-looking statements within the meaning of the U.S. securities laws.  These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of the Company’s radio stations and Internet business.  Forward-looking statements include but are not limited to information preceded by, or that include the words, “believes”, “expects”, “prospects”, “pacings”, “anticipates”, “could”, “estimates”, “forecasts” or similar expressions.  The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, the timing of announced acquisitions or radio station upgrades, changes in the broadcasting industry generally, and changes in interest rates.  Other key risks are described in the Company’s reports filed with the U.S. Securities and Exchange Commission.  Accordingly, the Company’s actual performance and results may differ from those anticipated in the forward-looking statements.  The Company undertakes no obligation to update or revise the information contained herein because of new information, future events or otherwise.

Hispanic Broadcasting Corporation and Subsidiaries

Consolidated Statements of Income

 (in thousands except per share data)

	Three Months Ended
	March 31,
			%
	2003	2002	Change

Net revenues	$56,482	$51,951	8.7
Operating expenses	42,350	35,400	19.6
Corporate expenses[2]	4,307	2,385	80.6
Merger expenses	798	–

EBITDA	9,027	14,166	(36.3)
Depreciation and amortization	3,223	2,842

Operating income	5,804	11,324	(48.7)
Interest income (expense), net	(83)	67
Other, net	–	–

Income before income tax	5,721	11,391
Income tax[3]	2,575	4,465

Net income	$3,146	$6,926	(54.6)

Net income per common share –
basic and diluted	$0.03	$0.06	(50.0)

Weighted average common shares outstanding:
Basic	108,859	108,589
Diluted	109,309	109,718

Selected Balance Sheet Data

(in thousands)

	March 31,	December 31,
	2003	2002

Cash and cash equivalents	$33,900	$40,217
Current assets	$81,311	$93,283
Total assets	$1,316,621	$1,325,788

Current liabilities	$20,399	$22,476
Long-term obligations	$1,413	$16,429
Total stockholders’ equity	$1,146,151	$1,142,219

Capital expenditures totaled approximately $1.9 million for the three months ended March 31, 2003.

End Notes

[1].     EBITDA consists of operating income or loss excluding depreciation and amortization.  The Company has included EBITDA data in this report because EBITDA is commonly used as a measure of performance for broadcast companies and is used to measure a company’s ability to service its debt and other obligations.  EBITDA is not calculated in accordance with generally accepted accounting principles.  This measure should not be considered in isolation or as a substitute for or as superior to operating income, cash flows from operating activities or any other measure for determining operating performance or liquidity that is calculated in accordance with generally accepted accounting principles.  EBITDA does not take into account the Company’s debt service requirements and other commitments and, accordingly, it is not necessarily indicative of an amount that may be available for dividends, reinvestment in the Company’s business or other discretionary uses.  In addition, our definition of EBITDA is not necessarily comparable to similarly titled measures reported by other companies.  Below is a reconciliation of the Company’s operating income to EBITDA (in thousands):

	Three Months Ended
	March 31,
	2003	2002

Operating income	$5,804	$11,324
Depreciation and amortization	3,223	2,842
EBITDA	9,027	14,166
Non-recurring merger expenses	798	—
EBITDA, excluding merger expenses	$9,825	$14,166

2.     Below is a reconciliation of the Company’s corporate expenses per press release to corporate expenses per SEC filings (in thousands):

	Three Months Ended
	March 31,
	2003	2002

Corporate expense (per SEC filings)	$3,425	$968
Merger expenses	(798)	—
Corporate wages, salaries and benefits	1,680	1,417
Corporate expense (per press release)	$4,307	$2,385

Included in corporate expense above are wages and salaries associated with the Company’s corporate office, which are classified as wages, salaries and benefits in our quarterly and annual filings with the Securities and Exchange Commission.

3.     The deferred portion of income tax was $4.0 and $3.0 million for the three months ended March 31, 2003 and 2002, respectively.

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